Exhibit 99.1 (a) 3

Pro Forma Combined Statement of Income
For the Year Ended May 31, 2001
Unaudited
(in thousands, except per share data)

	NDCHealth	TechRx	Pro Forma Adjustments (b)		Pro Forma NDCHealth
Revenues:
Information management	$136,616	$—	$—		$136,616
Network services and systems	176,015	45,053	(10,222)	(1)	210,846
Divested businesses	24,421	—	—		24,421

	337,052	45,053	(10,222)		371,883

Operating expenses:
Cost of service	168,691	36,964	(7,870)		197,785
Sales, general and administrative	77,640	14,323	—		91,963
Depreciation and amortization	34,745	11,166	(304)	(1,5)	45,607
Restructuring and impairment charges	2,156	9,082	—		11,238

	283,232	71,535	(8,174)		346,593

Operating income (loss)	53,820	(26,482)	(2,048)		25,290

Other income (expense):
Interest and other income	755	686	(235)	(1)	1,206
Interest and other expense	(8,038)	(671)	(1,129)	(1,4)	(9,838)
Valuation adjustment in Medscape investment	(6,953)	—	—		(6,953)
Minority interest in losses	1,137	—	9,817	(2)	10,954

	(13,099)	15	8,453		(4,631)

Income (loss) before income taxes, equity in losses of affiliated companies, and discontinued operations	40,721	(26,467)	6,405		20,659

Provision for income taxes	15,753	60	2,466	(6)	18,279

Income (loss) before equity in losses of affiliated companies and discontinued operations	24,968	(26,527)	3,939		2,380
Equity in losses of affiliated companies	(751)	—	751	(3)	—

Income before discontinued operations	24,217	(26,527)	4,690		2,380
Discontinued operations, net of income taxes	8,323	—	—		8,323

Net income (loss)	$32,540	$(26,527)	$4,690		$10,703

Basic earnings per share	$0.99				$0.32

Number of shares	33,009				33,411
Diluted earnings per share	$0.95				$0.31

Number of shares	34,153				34,555

The accompanying notes are an integral part of this Pro Forma Combined Statement of Income.